Exhibit (p7)

Strategy Capital, LLC

CODE OF ETHICS

January 2023

This Code of Ethics (the “Code”) is the sole property of Strategy Capital, LLC and its subsidiaries and affiliates (collectively, the “Firm”). The contents of this Code are strictly confidential. Employees may not duplicate, copy or reproduce this Code in whole or in part or make it available in any form to non-Employees without prior approval in writing from the Firm's Chief Compliance Officer (“Chief Compliance Officer”).

Table of Contents

Table of Contents	2

Introduction	3

General Concepts	6

Insider Trading	8

Personal Account Trading	13

Outside Business Activities	16

Gifts and Entertainment	17

Political Contributions	20

Whistleblower Policy	23

Duties of Confidentiality	27

Procedures and Sanctions	27

Introduction

This Code of Ethics (the “Code”) is applicable to all Employees (as defined below) of the Firm with respect to such Employees’ activities and conduct on behalf of the Firm, as well as certain personal activities and conduct of Employees. As an investment adviser, the Firm is a fiduciary. It owes its Clients the highest duty of loyalty and relies on each Employee to avoid conduct that is or may be inconsistent with that duty. The Code does not attempt to serve as a comprehensive outline regarding employee conduct, but rather to establish general rules of conduct and procedures applicable to all Employees.

The Code should be kept at hand for easy reference. Any questions regarding this Code, or other compliance issues, must be directed to the Firm’s Chief Compliance Officer. The Chief Compliance Officer is responsible for administering and implementing this Code. The Firm expects Employees to be thoroughly familiar with the Firm’s standards and procedures as set forth herein. In order to make it easier to review and understand the standards and procedures, a few commonly used terms are defined below:

“Access Person”: An Access Person is any Employee, or supervised person, of the Firm who has access to non-public information regarding Clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Client, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. All directors, officers and partners are presumed to be access persons. The Firm has deemed all Employees to be Access Persons.

“Advisers Act”: Investment Advisers Act of 1940, as amended.

“Automatic Investment Plan”: program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan or “DRIP”.

“Beneficial Ownership”: Direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. An Employee or Access Person is presumed to be a beneficial owner of Securities that are held by his or her immediate family members sharing the Employee's or Access Person’s household.

“Chief Compliance Officer”: John Rutherford or such other person as may be designated from time to time.

“Client” or “Fund”: Any entity to which the Firm provides investment advisory or management services, including investment funds and private accounts.

“Company Act” Investment Company Act of 1940, as amended.

“Discretionary Managed Account”: An account for which the Employee has designated investment discretion entirely to a third party. In such account, the Employee cannot exercise any investment discretion in the purchase or sale of securities.

“Employee”: Any “supervised person” of the Firm, as defined under the Advisers Act and Company Act to be any partner, officer, director (or other person occupying a similar status or performing similar functions including independent contractors), employee, or other person who provides investment adviser on behalf of the Firm and is subject to the supervision and control of the Firm.

“Exchange Act”: Securities Exchange Act of 1934, as amended.

“Firm”: Strategy Capital LLC and each other affiliate entity under common control, which is engaged in the business of providing investment advisory or management services.

“Covered Account”: A personal investment or trading account of an Employee or Access Person or related account (this may include, but is not limited to, an account for which an Employee or Access Person is a trustee or custodian, a spousal account, any account of an Employee or Access Person’s children or any account for an individual who relies on the Employee or Access Person for material support) in which an Employee or Access Person has any direct or indirect beneficial ownership interest, an investment or trading account over which an Employee or Access Person exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its employees. Specifically, Covered Account includes:

•	Trusts for which an Employee or Access Person acts as trustee, executor, custodian or discretionary manager;

•	Accounts for the benefit of the Employee’s or Access Person’s spouse or minor child;

•	Accounts for the benefit of a relative living with the Employee or Access Person;

•	Accounts for the benefit of any person who receives material financial support from the Employee or Access Person.

“Private Placement”: An offering of Securities that is exempt from registration under the Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended (“Securities Act”); or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Restricted List”: The Restricted List is a confidential document that includes holdings of the Firm’s clients that is maintained by the Chief Compliance Officer. Additional information regarding issuers added and ongoing maintenance of the Restricted List is included in the Insider Trading Policy section of this manual.

“RIC Clients”: The Firm also acts as sub-adviser to one or more investment companies registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) (each, a registered investment company or “RIC”). Firm generally expects that each RIC Client will have a primary investment adviser that manages the RIC Client’s overall investment portfolio.

“Security”: Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Reportable Security”: A Reportable Security includes those listed under “Security” (defined above), and includes the following:

•	bank debt, trade claims or other debt instruments for which a secondary market exists;

•	forward or futures contracts, options or other derivatives (unless the price or value of the contract is determined exclusively by reference to a broad-based index or average or to exempt Securities)

•	Exchange-traded funds (“ETFs”) - open-end investment companies or unit investment trusts (UITs) listed on a stock exchange which track an index but trade similarly to stock;

•	Closed-end mutual funds - mutual funds that do not continuously issue shares, but sell a fixed number of shares at a particular time.

•	“Excepted Security” means that the following are not “Reportable Securities”:

•	U.S. federal government securities and direct obligations;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares of money market funds;

•	shares of registered open-end investment companies (i.e., mutual funds); and

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

General Concepts

Background

The Code is intended to (i) promote ethical practices and conduct by all Employees, and (ii) prevent violations of applicable law, including the Adviser’s Act and the Company Act. The Firm has adopted the “Code” in accordance with Rules 204A-1 and 204-2 under the Advisers Act and Rule 17j-1 under the Company Act.

Statement of General Principles

This Code is based on a few basic principles that should pervade all investment-related activities of all Employees, personal as well as professional: (i) the interests of the Firm’s Clients come before the Firm’s interests or any Employee’s interests; and (ii) each Employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of the Firm or the Employee.

Employees should talk to the CCO immediately when there is even a question of insider trading or breach of any other law or Firm policy. Restricting the Firm and its Employees from trading (and tipping) is almost always a safe course of action. Raising questions and concerns within the Firm is a positive action and is actively encouraged; retaliation is strictly forbidden. The Firm’s policy is to encourage “open discussion.” Any concerns or questions should be raised with the Chief Compliance Officer.

Additionally, Employees are required to comply with all applicable federal securities laws and must report promptly any violations of this Code to the Chief Compliance Officer. Disciplinary actions may include cancellation of transactions, disgorgement of profits, suspension of personal trading privileges, or suspension or termination of employment.  The Chief Compliance Officer will determine disciplinary actions by taking into account such facts as deemed appropriate and relevant, including the severity of the violation, and whether the Employee has previously violated this Code.

All employees must disclose to the Chief Compliance Officer any interest they may have in an entity that is not affiliated with the Firm and that has a known business relationship with the Firm.

Unlawful Actions

Pursuant to Rule 17j-1(b) under the Company Act, the Firm and all persons associated with the Firm are prohibited from:

•	employing any device, scheme, or artifice to defraud any client or prospective client;

•	engaging in any transaction, practice or course of business that operates as a fraud or deceit upon any client or prospective client;

•	engaging in any act, practice or course of business that is fraudulent, deceptive or manipulative;

•	directly or indirectly acquiring any beneficial interest in securities of an Initial Public Offering (IPO) or Private Placement, in which the Firm is allocated shares in, without prior written approval from the COO or Managing Member;

•	acting as a principal for its own account, or acting as broker for another person; or;

•	knowingly selling or buying any security from an advisory client without first disclosing in writing its capacity in the transaction and obtaining the client's written consent to the transaction.

Annual Written Report

The Chief Compliance Officer, no less than annually, must furnish a written report to the RIC Clients’ board of directors (the “Annual Report”). The Annual Report will describe any issues arising under the Code since the last Annual Report. If such issues include information about material violations of the Code, the Annual Report will discuss any sanctions imposed in response to the material violations. The Annual Report will also include a statement from the CCO stating that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Insider Trading

Background

The act of trading or communicating material non-public information is commonly known as “insider trading.” The term “insider trading” is not defined in the federal securities laws, but is generally used to refer to the use of material non-public information obtained directly or indirectly from an officer, director or employee of a public company and used improperly (for example, in violation of a duty of confidentiality) to trade in the company’s Securities (whether or not one is an “insider”) or the communication of material non-public information to others. The term also refers to non-public information about a tender offer obtained directly or indirectly from a prospective bidder. These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade Securities (so-called “tipping”).

It is generally understood that the law prohibits:

•	Purchase or sale of securities by an insider, on the basis of material non-public information (“MNPI”);

•	Purchase or sale of securities by a non-insider, on the basis of MNPI where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	Communication of MNPI in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

The insider trading rules apply equally to restricted and unrestricted securities and securities issued by or in private and public companies.

The circulation of false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, a sector or market, or unjustly affect any person or entity, is strictly prohibited.

Definition of Insider

The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

Material Information

“Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business; it can be significant market information. Lastly, material information includes information obtained from an issuer in advance of a private offering for which the Firm has entered into a non-disclosure agreement (“NDA”).

Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

Risks

•	Trading Securities while in possession of material non-public information or improperly communicating that information to others may expose the Employee to stringent penalties.

•	Criminal sanctions may include a fine, or imprisonment.

•	The SEC can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring an Employee from the securities industry.

•	An Employee may be sued by investors seeking to recover damages for insider trading violations.

•	The Firm may face regulatory or civil liability based on the Employee’s actions.

•	Firm may impose sanctions on the Employee, up to and including termination.

Policy

General

Employees are prohibited from engaging in what is commonly known as "insider trading": (i) trading, either in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information (“MNPI”); or (ii) communicating MNPI to others (including other Employees) in violation of the law. The rules contained in these procedures apply to all Covered Accounts. The rules also apply to Employees’ activities on behalf of the Firm and extend outside their duties to the Firm.

Employees should also note that intentionally creating, spreading or using false rumors may violate the anti-fraud provisions of federal securities laws. Such conduct is contradictory to the Firm’s Code, as well as the Firm’s expectations regarding appropriate behavior of its Employees.

The law of insider trading is not always clear and is continuously developing. An individual may be legitimately uncertain about the application of the rules in a particular circumstance. Oftentimes, a single question can forestall disciplinary action, or complex legal problems. For these reasons, an Employee must notify the Chief Compliance Officer immediately if he or she has any reason to believe that a violation of these procedures has occurred or is about to occur, or if he or she has any questions regarding the applicability of these procedures.

Contact with Public Companies

Contact with companies represents an important part of the Firm’s research efforts. Employees routinely interact with employees of other companies in order consider to supplement the Firm’s understanding of business strategy and develop opinions about business practices or industries. Employees are instructed to conduct such interactions pursuant to the Code. In cases where such interactions are with contacts at publicly traded companies, Employees will take reasonable steps not to inadvertently obtain material information. Such reasonable steps may include verbal reminders, written reminders or signed agreements. For Employees to protect themselves, Clients, and the Firm, the Employee must contact the Chief Compliance Officer immediately if he or she believes that they may have received material non-public information in any form.

Contact with Vendors/Clients

In certain cases, the Firm may decide to conduct additional research by reaching out to companies or individuals in order to obtain additional information regarding a potential investment. For example, the Firm may contact the customers of an issuer to determine the level of service the issuer provides. Such contacts must be conducted pursuant to the Code. For Employees to protect themselves, Clients, and the Firm, the Employee must contact the Chief Compliance Officer immediately if he or she believes that they may have received material non-public information in any form.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s Securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).

Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either side. Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

Private Investments in Public Entities

Analysts and portfolio managers of the Firm are sometimes approached by third parties (including prime brokers) that wish to solicit the Firm’s participation in a private offering of Securities of a publicly traded company. Such offerings often occur in connection with events which are not generally known by the public and upon revelation to the public, could have a significant effect on the price of the company’s stock. If any Employee of the Firm becomes aware of such a transaction, the information must be reported to the Chief Compliance Officer so that the Chief Compliance Officer can determine whether trading in the Security should be restricted.

If the Firm is asked to enter into an NDA, such NDA can only be signed with approval of the Chief Compliance. The Chief Compliance Officer will retain all such NDAs in the Firm’s compliance files.

Restricted List

Employees may not, on their own, or on behalf of Covered Accounts, purchase or sell securities that appear on the Restricted List. The Restricted List itself is confidential and may not be disclosed to anyone outside the Firm as it may contain material non-public information.

As discussed above, all Employees are required to notify the Chief Compliance Officer if they believe that they may have come into possession of material non-public information about a publicly-traded company. The Chief Compliance Officer may also review the inclusion of a company on the Restricted List at the suggestion of an investment professional, but the Chief Compliance Officer should independently determine that the company warrants inclusion on the Restricted List. Each time the Chief Compliance Officer adds a company to the Restricted List, the Chief Compliance Officer shall document the reason why the company is on the list.

A security may be placed on the Firm’s Restricted List for a variety of reasons including, but not limited to:

•	Firm is in possession of MNPI about an issuer;

•	Issuer is a current holding of the Firm’s clients or the Firm is considering an investment in the issuer (eg. potential target)

•	A Firm Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Employee to receive MNPI;

•	Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities;

•	An Employee trading in the security may present a conflict of interest or the appearance of a conflict of interest;

•	An Investor relationship that involves a senior officer or director of an issuer of a security in which the Firm has invested, a “Value-Added Investor,” present a conflict of interest or the appearance of a conflict of interest

•	The Chief Compliance Officer has determined it is necessary to do so.

If an issuer is on the Restricted List because the Chief Compliance Officer or investment professional possesses material non-public information about such company, the Chief Compliance Officer may remove that company from the Restricted List either because the information is made public through widespread dissemination of the information, or because the information becomes stale or immaterial with the passage of time (e.g., internal sales projections about periods that have since passed). The Chief Compliance Officer may consult with outside legal counsel in making a determination as to whether a company can be removed from the Restricted List. Only the Chief Compliance Officer may remove companies from the Restricted List if and when the Chief Compliance Officer is satisfied that there is no longer a valid reason for the company to be included on the Restricted List.

Outside Research Providers and Independent Consultants

The Firm does not intend to utilize outside research providers, including independent consultants and expert networks (collectively, the “expert networks”) as a means of supplementing its internal research processes. In the event the Firm decides to utilize the expert networks in the future, it will amend this policy to appropriately address the risks and regulatory requirements in engaging in such agreements.

Procedures

Receipt of MNPI

•	If any Employee receives any information that may constitute MNPI, the Employee:

o	must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a Client account,

o	must not communicate such information to any other person (other than the Chief Compliance Officer); and

o	should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

Restricted List

•	The Chief Compliance Officer promptly delivers the Restricted List to all Employees when there is an update.

•	The Chief Compliance Officer documents securities on the Restricted List including the following:

o	Restricted issuer;

o	Date of addition;

o	Reason for the addition;

o	Date of removal;

o	Reason for the removal;

o	Notes, if any.

Supervisory Controls

•	The Chief Compliance Officer conducts training with new hires on matters covered by the Code and that all Employees receive training no less than annually.

•	Initially upon hire and no less than annually thereafter, each Employee provides a written acknowledgment to the effect that he or she has read, understands, and agrees to abide by the Manual.

Personal Account Trading

Background

Personal trading for any personal trading accounts should never be conducted in such a way as to create any questions of “frontrunning,” otherwise taking personal advantage of the trading activity that is conducted for the investment adviser, or in any way seeking personal profits at the expense of the trading conducted for the investment adviser. A trader’s first priority in all trading decisions must be to benefit the investment adviser’s clients.

Risks

•	An Employee may be sued by investors seeking to recover damages for frontrunning or scalping.

•	The Firm could violate its fiduciary duty to clients if it failed to properly develop policies and procedures designed to avoid or to mitigate conflicts of interests.

•	Firm may impose sanctions on the Employee, up to and including termination.

Policy

Front Running and Scalping

No Employee may engage in what is commonly known as “frontrunning” or “scalping,” i.e., buying or selling securities in a Covered Account, prior to Clients, in order to benefit from any price movement that may be caused by Client transactions or the Firm’s recommendations regarding the security. No Employee may buy or sell a security when he or she knows the Firm is actively considering the security for purchase or sale (as applicable) in Client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a Client (“inter-market front-running”) are subject to the same restrictions.

Personal Trading / Preapproval of Securities Transactions

Employees must obtain pre-approval by the Chief Compliance Officer before engaging in personal trading of any security listed on the Firm’s Restricted List. Firm Employees may request pre-approval via gVue. Securities not listed on the Firm’s Restricted List may be traded without pre-approval.

The Chief Compliance Officer shall promptly notify the Employee via gVue of approval or denial of clearance to trade. Such approval by the Chief Compliance Officer for a transaction for an Employee’s Covered Account is valid only on the day on which it is issued by the Chief Compliance Officer or his designee.

Employees are required to obtain the Chief Compliance Officer’s preapproval via gVue prior to acquiring private placements. The factors to be taken into account in this prior approval include, among other considerations:

•	whether the Private Placement should be acquired for the Funds,

•	whether the Private Placement is being offered to the Access Person because of his or her position with the Firm and

•	whether notice to Clients is necessary.

If an Access Person has acquired Securities in a Private Placement prior to becoming an Access Person of the Firm, these investments must be disclosed on gVue at the time of hire.

Employees are required to obtain the Chief Compliance Officer’s preapproval prior to acquiring any Securities in an initial public offering (“IPO”); provided, however, that an Access Person may purchase a Security issued in a thrift conversion where the Access Person is a depositor, if the Access Person has received the prior approval of the Chief Compliance Officer.

gVue will maintain records of such approvals and notes of the rationale for such approvals.

If the Firm intends to acquire for the Funds any Securities of an issuer, which were previously acquired by an Access Person as part of a private placement, the Chief Compliance Officer shall determine whether any conflicts of interest exist regarding such purchase, and whether disclosure should be made to Clients regarding the nature of the Access Person’s interest in the Securities prior to investing in such Securities on behalf of the Funds.

The Chief Compliance Officer shall review all personal trading activity of all Employees. If the Chief Compliance Officer identifies trading patterns, or personal trading, that present actual or potential conflicts of interest, the Chief Compliance Officer will recommend that remedial action be taken. Such remedial action may include restrictions on future personal trading by the Employee, monetary fines, disgorgement of profits, reprimand, or termination.

Reporting Covered Accounts

Access Persons are required to report upon hire and annually thereafter, or upon any change, all Covered Accounts via gVue.

A Covered Account is a personal investment or trading account of an Access Person or related account in which an Access Person has any direct or indirect beneficial ownership interest, an investment or trading account over which an Access Person exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its Employees. Specifically, a Covered Account includes:

●	Trusts for which an Access Person acts as trustee, executor, custodian or discretionary manager;

●	Accounts for the benefit of the Access Person’s spouse, domestic partner or minor child;

●	Accounts for the benefit of a relative living with the Access Person; and

●	Accounts for the benefit of any person who receives material financial support from the Access Person.

In addition, each Access Person must inform the Chief Compliance Officer prior to opening or closing a Covered Account.

Third-Party Managed or Trustee Accounts Where The Access Person Has No Influence, Control or Discretion (“Third-Party Managed Accounts”)

For the following types of accounts, Access Persons are required to report them via gVue:

●	Accounts where the Access Person is a grantor or beneficiary of a trust managed by a third-party trustee;

●	Accounts where the Access Person has limited involvement in trust affairs;

●	Accounts where the Access Person does not have direct or indirect control or influence over the account and cannot exercise any investment discretion in the purchase or sale of securities, and that are managed by a third-party manager that has discretionary investment authority; and

●	Blind trusts.

To determine whether the Access Person has direct or indirect influence or control over the trust or account, the Firm obtains a third-party certification stating that the Access Person has no investment discretion, control or influence over the account. This certification does not apply to blind trusts due to a legal arrangement in which a trustee manages funds for the benefit of a person who has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management. If there are any changes to the Access Person’s influence or control, or if the Access Person obtains investment discretion, he/she must report that immediately to the Chief Compliance Officer.

Non-Reportable Accounts

The following accounts do not need to be reported:

●	Accounts where the Access Person does not have any direct or indirect beneficial ownership interest in;

●	Accounts that are restricted by the terms of the account relationship to holding only cash or Excepted Securities, unless such accounts could hold, or execute transactions in Reportable Securities, even if the accounts do not hold such securities at the present time.

Reporting Holdings and Transactions

Each Access Person shall authorize transactional history via gVue relating to such Covered Accounts, and shall report all private Securities transactions that are not reflected in the Access Person’s brokerage account statements of such Covered Accounts via gVue promptly.

Holdings initial and annual reporting deadlines: Within ten days of commencing employment and within 45 days of each calendar year end thereafter, each Employee shall provide all reportable securities in covered accounts. The information provided in the initial report must be current within the past 45 days of the employee becoming an Access Person.

Procedure

•	Employees must submit a preapproval request via gVue for transactions on the Restricted List;

•	New Employees provide information within 10 days of becoming an access person;

•	Employees provide updated information in substantially the same format as within 45 day of each calendar year end:

•	The Chief Compliance Officer shall promptly (within one (1) business day) notify the Employee of approval or denial of clearance to trade by indicating such action via gVue;

•	gVue initiates the quarterly reporting process by notifying Employees of the quarterly deadline via email;

•	Employees provide information via gVue for Covered Accounts; and

•	The Chief Compliance Officer conducts a quarterly review of all personal trading activity of all Employees.

Outside Business Activities

Background

As a fiduciary to the investment adviser’s clients, Access Persons are generally required to focus their time and attention on the investment adviser’s clients.

Risks

•	Engaging in outside business activities may pose a conflict of interest.

Policy

Outside business activities that require the Chief Compliance Officer’s preapproval include:

•	full or part-time service as an officer, director, trustee, partner, consultant, agent or employee of another business organization;

•	agreements to provide financial advice (i.e., through service on a finance or investment committee) to a private, educational or charitable organization or other organization;

•	any agreement to be employed by and accept compensation in any form (i.e., commission, salary, fee, bonus, contingent compensation, etc.) from any person or entity other than the Firm;

•	any business activities conducted by an Access Person that involve a material time commitment;

•	teaching assignments, lectures, publication of articles, radio and/or television appearances;

•	Involvement with family or other business, charities and professional associations

The Chief Compliance Officer will require full details concerning any outside activity, including the number of hours involved and whether any compensation is to be received and such other information as the Chief Compliance Officer deems appropriate. This information must be disclosed to the Chief Compliance Officer via gVue and completed at the time of hire and annually thereafter.

If such service is authorized by the Chief Compliance Officer, certain safeguards may be implemented in the discretion of the Chief Compliance Officer including, but not limited to, investment restrictions and/or restricting the flow of information from the Employee serving to those making investment decisions through “Chinese Wall” or other procedures as outlined in the Firm’s policies and procedures relating to insider trading contained in this Code.

Under no circumstances may an Employee represent or suggest that his or her association with any outside business activity in any way reflects the approval by the Firm of that organization, its securities, manner of doing business or any person connected with the organization or its activities.

Procedure

•	Employees who wish to report an outside business activity must submit the request via gVue prior to engaging in the activity.

•	The Chief Compliance Officer will review the request and revert with the decision via gVue within one week. The Chief Compliance Officer may request additional information from the Employee prior to making the decision.

•	The Chief Compliance Officer will add the public company for which an Employee serves as an officer or director, or similar capacity to the Restricted List and promptly distribute it to all Employees.

Gifts and Entertainment

Background

General

In order to address conflicts of interest that may arise when the investment adviser or an employee accepts or gives a gift, entertainment, or other items of value, an investment adviser should place certain restrictions on gifts and entertainment that are given or received in relation to the business of the investment adviser. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the employee expects to personally benefit in any way from the referral.

FCPA

The FCPA is a US federal law primarily intended to prohibit payments of bribes to foreign officials and political figures (also known as the Anti-Bribery Provision). It is unlawful to make a corrupt payment to a foreign official (official, political party, political official, or candidate for political office) for the purpose of obtaining business, retaining business, or directing business to any person. This includes ordering, authorizing, or assisting others to violate or conspire to violate these provisions. This means that just the offer or promise of such payment can also cause violation. The second provision requires that companies maintain transparency requirements for business accounting as outlined by the Securities Exchange Act of 1934 (also known as the Accounting Provision).

The FCPA applies to:

•	Both Public and Private US Companies; and

•	Non-US Companies

Investment advisers engaging foreign agents are expected to be attuned to “red flags” in connection with the transaction, including:

•	The foreign country’s reputation for corruption;

•	Requests by a foreign agent for offshore or other unusual payment methods;

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

•	An apparent lack for qualifications;

•	Non-existing or non-transparent accounting standards; and

•	Whether the foreign agent comes recommended or “required” by a government.

Risks

•	Accepting or receiving certain gifts and entertainment may involve a conflict of interest or an abuse of trust, or have the appearance of impropriety.

•	Under the FCPA, both the Firm and its individual Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a foreign official. Sanctions for violating the FCPA may include fines and jail terms. Any payment or anything else of value given to a foreign official must be pre-approved by the Chief Compliance Officer.

Policy

Gifts

Employees may receive business-related gifts, provided that such gifts are not lavish or extravagant in nature. Prior to accepting a gift with a cost or value greater than $200, an Employee must obtain the Chief Compliance Officer’s preapproval via gVue. Gifts with an estimated cost or value under $200 and gifts such as holiday baskets delivered to the Firm’s offices that are received on behalf of the Firm, do not need to be reported. The Chief Compliance Officer may require the Employee to return such gift if it is determined that the gift could improperly influence the use of a third party business or create the appearance of a conflict of interest.

The Firm and its Employees are prohibited from giving business-related gifts that may appear lavish or extravagant. Employees must obtain the Chief Compliance Officer’s preapproval via gVue prior to giving business-related gifts with a cost or value in excess of $200 per recipient.

No Employee may give or accept cash gifts, gift certificates, or cash equivalents to or from a Client, Investor, or service provider or any other entity that does business with or on behalf of the Firm.

Entertainment

Employees may attend business-related meals, sporting events and other entertainment events at the expense of another party, provided that the entertainment is not lavish or extravagant in nature. Entertainment includes events in which the provider of the entertainment is also a participant or attendee of the event. If the estimated cost or value of an Employee’s portion of such entertainment event is expected to be greater than $200, the Employee must obtain the Chief Compliance Officer’s preapproval via gVue prior to attending the event, as reasonably practicable. The Chief Compliance Officer may require the Employee to decline the entertainment if it is determined that the entertainment could improperly influence the use of a third party business or create the appearance of a conflict of interest.

The Firm and its Employees are prohibited from giving business-related entertainment that may appear lavish or extravagant. The Chief Compliance Officer will review all provided business entertainment monthly.

If there is any question as to whether a specific entertainment event can be accepted or given, the Chief Compliance Officer should be consulted.

FCPA

Furthermore, to ensure compliance with the FCPA, Employees are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Covered Person(s) for any business or Firm-related reasons. A “Covered Person” for this purpose is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise (e.g., sovereign wealth fund) or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise. It also includes any foreign political party, party official or candidate for political office.

Charitable Contributions

This policy is not intended to impede legitimate charitable fund-raising activities. Employees should contact the Chief Compliance Officer with any questions regarding how this policy may impact a potential charitable contribution. Among the factors a Firm Employee should consider:

•	Whether such solicitations and the amounts received are reasonable under the circumstances;

•	That such solicitations should be made by the Firm Employee in his or her personal capacity and not on Strategy Capital letterhead; and

•	Contributions by the entity solicited by a Firm Employee should be voluntary and may not represent a quid pro quo or otherwise provide an inappropriate benefit to either Strategy Capital or the Firm Employee.

If an Investor or prospective Investor seeks a charitable contribution from Strategy Capital, the Firm Employee shall contact the CCO for guidance.

Procedure

•	Employees must submit their preapproval request via gVue to the Chief Compliance Officer.

•	Employees who receive a gift or entertainment above the $200 thresholds must promptly report the gift or entertainment via gVue.

•	The Chief Compliance Officer will review and revert with the decision. The Chief Compliance Officer may request additional information from the Employee prior to making the decision.

Political Contributions

Background

SEC Rule 206(4)-5 regulates and limits donations by investment advisers to both incumbents and candidates for government office, as well as political parties and political action committees (PACs). Specifically, the Rule prohibits an investment adviser from:

•	Providing advisory services for compensation to a government entity client for two (2) years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates;

•	Providing direct or indirect payments to any third party that solicits government entities for advisory business unless this third party is a registered broker-dealer or investment adviser itself subject to “pay-to-play” restrictions;

•	Soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business; and

•	Doing anything indirectly that, if done directly, would result in a violation of the other provisions of the Rule.

•	The Rule does not ban political contributions by an adviser or its covered associates, but rather imposes a “time out” on the ability of an adviser to receive compensation for conducting advisory business with a government entity for two (2) years after certain contributions are made to an official of a government entity.

Definitions

•	“Official” means any person (including any election committee of the person) who was, at the time of a contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (1) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (2) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity;

•	“Government entity” includes any state or political subdivision of a state, its agencies and instrumentalities, any pool of assets sponsored or established by any of the foregoing, and any participant-directed investment program or plan sponsored or established by any of the foregoing;

•	“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (1) the purpose of influencing any election for federal, state or local office, (2) payment of debt incurred in connection with any such election, or (3) transition or inaugural expenses of the successful candidate for state or local office;

•	“Solicitation” includes any communication made under circumstances reasonably calculated to obtain or retain an advisory client unless the circumstances otherwise indicate that the communication does not have the purpose of obtaining or retaining an advisory client;

•	“Covered Associates” of an adviser include (1) any general partner, managing member, or executive officer, or other individual with similar status or function, (2) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee, and (3) any PAC controlled by the adviser or by any such persons described in (1) and (2). A contribution by a limited partner, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

De Minimis Exception

The Rule permits a Covered Associate to make the following contributions:

•	up to $350 per election per candidate if the contributor is entitled to vote for the candidate; and

•	up to $150 per election per candidate if the contributor is not entitled to vote for the candidate.

Risks

•	Violations of this policy can have serious implications on the Firm’s ability to manage such capital. Specifically, the Firm can be precluded from managing money for a state or local government entity or may need to waive fees for a period of time.

Policy

The Firm has adopted the following as its policy to comply with Pay-to-Play regulations in a manner appropriate to its business.

Firm Contributions

To prevent potential Pay-to-Play violations or triggering of the two-year “time out,” the Firm will not itself make nor coordinate or solicit any person or PAC to make:

•	Any contribution to an official of a government entity to which the Firm is providing or seeking to provide advisory services;

•	Any payment to any state or local political party where the Firm is providing or seeking to provide advisory services to a government entity;

•	Consent to the use of its name on fundraising literature for an official of a government entity;

•	Sponsor a meeting, conference or other event that features a government official as an attendee or guest speaker and that involves fundraising for the government official;

•	Incur expenses (including without limitation the cost of the facility and refreshments, administrative expenses and the payment or reimbursement of any of the government official’s expenses) for hosting an event described above.

Employee Contributions

Employees are prohibited from making a political contribution to a state, local or federal official.

New Employees are required to report to the Chief Compliance Officer all political contributions made within the prior two (2) years at the time of their hire via gVue.

Firm Employees who make a political contribution in contravention of the Firm’s prohibition may be subject to discipline. Contribution to a political action committee or political party that is intended to support a limited number of government Officials or is intended as a means for the adviser to do indirectly what it could not do directly may fall into a “time out” period and be prohibited.  Volunteering is not to be considered a contribution, provided the adviser is not soliciting the individual’s efforts to volunteer and the adviser’s resources, such as office space, supplies and telephones, are not used.

Any questions or uncertainties about the Firm’s Pay-to-Play policy should be directed to the Chief Compliance Officer promptly.

Charitable Contributions

Contributions to a charity are not considered political contributions unless made to, through, in the name of, or to a fund controlled by a U.S. state or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity, should be directed to the Chief Compliance Officer.

Procedure

•	New Employees must submit via gVue to the Chief Compliance Officer at time of hire in accordance to this policy.

•	The Chief Compliance Officer will conduct an at least annual backtest on public political contribution websites to test Employees’ compliance with this policy.

•	The Chief Compliance Officer will maintain a list of Covered Associates for purposes of prohibited political contributions

Whistleblower Policy

Background

The Whistleblower Program was created by Congress to provide monetary incentives for individuals to come forward and report possible violations of the federal securities laws to the SEC. Under the program eligible whistleblowers (defined below) are entitled to an award of between 10% and 30% of the monetary sanctions collected in actions brought by the SEC and related actions brought by certain other regulatory and law enforcement authorities.

The Program also prohibits retaliation by employers against employees who provide the SEC with information about possible securities violations.

An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the federal securities laws that has occurred, is ongoing, or is about to occur. The information provided must lead to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. One or more people are allowed to act as a whistleblower, but companies or organizations cannot qualify as whistleblowers. Persons are not required to be an employee of the company to submit information about that company.

Risks

•	If the Firm wrongfully retaliates against Employees who make whistleblower claims may report their concerns to the SEC and the SEC may, in appropriate circumstances, bring an enforcement action against the Firm.

Policy

The Firm is committed to complying with the policies and procedures set forth herein, the general securities laws, the laws and regulations applicable to it as a registered investment adviser, accounting standards, internal controls, and audit practices. While the Firm does not encourage frivolous complaints, it does expect its Employees and third parties to report any irregularities and other suspected wrongdoing regarding these matters. Such reports may be made on an anonymous basis without fear of dismissal or retaliation of any kind. While the Firm may be required to disclose information contained in such reports to regulatory bodies, it will otherwise keep the information confidential and not disclose an Employee’s identity within the firm.

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all reports submitted pursuant to this policy.

This policy was adopted to:

•	Detect irregularities before they can disrupt the business or operations of the Firm, or lead to serious loss;

•	Promote a climate of accountability and full disclosure with respect to the Firm’s accounting, internal controls, compliance matters, and Code; and

•	Ensure that no individual feels at a disadvantage for raising legitimate concerns.

Accordingly, this policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Manual, or applicable laws and regulations.

Reporting Persons Protected

This policy and the related procedures offer protection from retaliation against Employees and agents who make any complaint with respect to perceived violations or other irregularities, provided the complaint is made in good faith. “Good faith” means that the reporting person has a reasonable belief that the information reported is true and that the report has not been made either for personal gain or for any ulterior motive.

The Firm will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any reporting person in the terms or conditions of his employment with the Firm based upon his or her submitting in good faith any report regarding a violation or other irregularity. Any acts of retaliation against a reporting person will be treated by the Firm as a serious violation of its policies and could result in dismissal.

Scope of Reports

The Firm encourages Employees as well as third parties such as agents, consultants and Investors to report irregularities and other suspected wrongdoings, including, without limitation, the following:

•	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Firm;

•	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;

•	Deficiencies in or noncompliance with the Firm’s internal controls and procedures;

•	Misrepresentation or false statement to or by a senior officer of the Firm regarding any matters in violation of state and/or federal securities laws; or

•	Deviation from full and fair reporting of the Firm’s financial condition.

Confidentiality of Reports

The Chief Compliance Officer will keep the identity of any Employee confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Employee has authorized the Firm to disclose his or her identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any third party confidential until it launches a formal investigation. Thereafter, the identity of the third party may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of a third party may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

Submitting Reports

Employees may submit reports in person, by telephone or in writing (including email). While the Firm allows Employees to submit reports on an anonymous basis (for example, in a sealed envelope addressed as follows: “Chief Compliance Officer, Confidential, To be Opened Only by the Chief Compliance Officer”), Employees should be aware that there are significant rights and protections available to them if they identify themselves and that these rights and protections may be lost if they report on an anonymous basis. Moreover, reports made on an anonymous basis may be more difficult to investigate. Therefore, the Firm encourages Employees to identify themselves when making reports of irregularities. This give the Firm the ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

Similarly, third parties may submit reports in person, by telephone or in writing (including email), but may not do so on an anonymous basis.

All reports must be directed to the Chief Compliance Officer. If the Chief Compliance Officer is the subject of or involved in the matters described in the report, the report may be directed to another C-level officer of the Firm.

Investigation of Reports

The Chief Compliance Officer reviews all complaints to determine whether a violation has occurred and identifies the applicable policies, laws or regulations involved. When further investigation is warranted, these will be conducted promptly, taking into account the nature and complexity of the report and the issues raised therein. The Chief Compliance Officer may seek all additional and other information necessary to substantiate the report and determine appropriate resolution. Such information may be sought from the reporting person, if known, other Employees or relevant service providers.

Where appropriate, the Chief Compliance Officer may retain outside counsel, or other consultants to advise on an internal investigation or to conduct an independent investigation.

Retention of Reports and Related Material

The Chief Compliance Officer will maintain all reports received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Firm’s confidentiality and document retention policies.

Unsubstantiated Allegations

If a reporting person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the reporting person. In submitting complaints, reporting persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the reporting person could be subject to disciplinary action.

Reporting and Annual Review

The Chief Compliance Officer reviews this policy no less than annually, taking into account its effectiveness in promoting the reporting of potential violations or other irregularities, and with a view to minimizing improper submissions. The Firm’s annual review process and report to management includes all reports submitted during the year. The Chief Compliance Officer also reports to management as needed during the year.

Procedures

•	The Chief Compliance Officer will promptly investigate any reports he receives.

•	The Chief Compliance Officer reviews this policy during the annual review process and report to management includes all reports submitted during the year.

Duties of Confidentiality

The Firm and its Employees may receive confidential information from Clients, Investors, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not “material” or (ii) information that could be embarrassing for such persons if disclosed. Even information that appears commonplace, such as the name of a Client, Investor, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

The Firm has established the following procedures regarding use and treatment of confidential information:

•	No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities;

•	Treatment of Confidential Information. The Firm encourages each Employee to be aware of, and sensitive to, the treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with the Firm, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee.

Procedures and Sanctions

Certification of Compliance

Each Employee must certify annually that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her.

Exceptions

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients’ interests or the limitations on an Employee’s legitimate interests that would result would not be justified by resulting protection of Clients’ interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. He or she will specify the limits and basis for each such exception.

Retention of Reports and Other Records

The Chief Compliance Officer will maintain at the Firm’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Advisers Act.

Reports of Violations

Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

Sanctions

Upon discovering that any Employee has failed to comply with the requirements of this Code, the Firm may impose on that Employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

Definitions

Annual Holdings Report: A list of all Reportable Securities held personally, within an Outside Trading Account or in the form of a Private Investment. This report provides the Firm with an annual statement of the employee’s personal securities holdings and allows the employee to certify to its accuracy.

Charged: Being accused of a crime in a formal complaint, information, or indictment (or equivalent formal charge).

CFTC: Commodity Futures Trading Commission

Corporate Board: This term includes any board of directors or corporate governing body, including an advisory board.

Covered Person: This term includes each Employee (as defined in the Code of Ethics) and any spouse, minor child, family member or other person who relies on the Employee for material financial support.

Enjoined: This term includes being subject to a mandatory injunction, prohibitory injunction, preliminary injunction, or a temporary restraining order.

Felony: For jurisdictions that do not differentiate between a felony and a misdemeanor, a felony is an offense punishable by a sentence of at least one year imprisonment and/or a fine of at least $1,000. The term also includes a general court martial.

Foreign Financial Regulatory Authority: This term includes:

a)	A foreign securities authority;

b)	Another governmental body or foreign equivalent of a self-regulatory organization empowered by a foreign government to administer or enforce its laws relating to the regulation of investment-related activities; and

c)	A foreign membership organization, a function of which is to regulate the participation of its members in the activities listed above.

Found: This term includes adverse final actions, including consent decrees in which the respondent has neither admitted nor denied the findings, but does not include agreements, deficiency letters, examination reports, memoranda of understanding, letters of caution, admonishments, and similar informal resolutions of matters.

Investment-Related: Activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

Involved: Engaged in any act or omission, aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act.

Minor Rules Violation: A violation of a self-regulatory organization rule that has been designated as “minor” pursuant to a plan approved by the SEC. A rule violation may be designated as “minor” under a plan if the sanction imposed consists of a fine of $2,500 or less, and if the sanctioned person does not contest the fine. (Check with the appropriate self-regulatory organization to determine if a particular rule violation has been designated as “minor” for these purposes.)

Misdemeanor: For jurisdictions that do not differentiate between a felony and a misdemeanor, a misdemeanor is an offense punishable by a sentence of less than one year imprisonment and/or a fine of less than $1,000. The term also includes a special court martial.

Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

Outside Business Activities: This term includes all activities that call for a material time commitment or provide for compensation in return for investment-related or business-related activity. If you are in doubt as to whether an activity is an Outside Business Activity, consult the Chief Compliance Officer. Compensation may be provided, without limitation, as cash or non-cash salaries, commissions, director’s fees and consulting, finders, advisory and other fees.

Outside Trading Account: This term includes:

a)	Individual or joint accounts in your name (including IRAs and retirement accounts) in which you can trade Reportable Securities;

b)	Accounts of any Covered Person (as defined above) that can trade Reportable Securities; and,

c)	Accounts for trusts (or managed accounts) for which you act as trustee or are the beneficiary and can trade Reportable Securities.

Person: A natural person (an individual) or a company. A company includes any partnership, corporation, trust, limited liability company (“LLC”), limited liability partnership (“LLP”), or other organization.

Political Contribution: Any gift, subscription, loan, advance, or deposit of money or anything of value made for:

a)	The purpose of supporting a candidate influencing any election for federal, state or local office;

b)	Payment of debt incurred in connection with any such election; or

c)	Transition or inaugural expenses of the successful candidate for state or local office.

For the avoidance of doubt, Political Contribution also includes any contribution to any U.S. official, party or organization, including “in-kind” contributions to a candidate or official as well as indirect contributions (for example through a family member or friend).

Private Investments: This term includes securities in private companies or investments in private funds (for example, a private equity or hedge fund). This term does not include investments in investment funds affiliated with or advised by the Firm.

Proceeding: This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

Reportable Security: This term means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reportable Securities do not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-end registered investment companies (e.g., open-end mutual funds), other than funds advised or underwritten by the Firm or an affiliate; or

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm or an affiliate.

Exchange-traded funds, or ETFs, are similar to open-end registered investment companies in some ways. Nonetheless, ETFs are Reportable Securities. Please note that open-end mutual funds are not reportable, but closed-end mutual funds are reportable.

SEC: Securities and Exchange Commission

Self-Regulatory Organization: Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Board of Trade (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self-regulatory organizations.